UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 27, 2013

INTERCONTINENTALEXCHANGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32671	58-2555670
(Commission File Number)	(IRS Employer Identification No.)

2100 RiverEdge Parkway, Suite 500
Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

(770) 857-4700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Note Purchase Agreement

On September 27, 2013, IntercontinentalExchange, Inc., a Delaware corporation (“ICE”), IntercontinentalExchange Group, Inc., a Delaware corporation (“ICE Group”), and the holders of ICE’s outstanding 4.13% senior notes, Tranche A, due November 9, 2018, and 4.69% senior notes, Tranche B, due November 9, 2021 (collectively, the “Private Notes”), entered into a first amendment and waiver agreement (the “Amendment and Waiver”) to the note purchase agreement, dated November 9, 2011 (the “Note Purchase Agreement”), pursuant to which the Private Notes were issued. The Amendment and Waiver was entered into in connection with ICE’s previously announced acquisition of NYSE Euronext through a series of merger transactions (the “Merger”) pursuant to which, ICE and NYSE Euronext will become direct, wholly owned subsidiaries of ICE Group.  Among other changes, the Amendment and Waiver would, effective upon the consummation of the Merger, elevate reporting and financial covenants to ICE Group and its consolidated subsidiaries and add ICE Group and the successor to NYSE Euronext following the Merger (“NYX Merger Sub”) as guarantors of the Private Notes. The holders of the Private Notes also agreed, effective upon signing, to waive certain rights under the Note Purchase Agreement, including the right to require the Private Notes be prepaid in connection with the Merger and the right to at least 30 days advance notice in the event of an optional prepayment by ICE under certain circumstances. The holders also agreed, effective upon signing, to consent to the issuance of debt securities by ICE or a subsidiary of ICE prior to the consummation of the Merger on the terms described therein.  If ICE Group issues at least $1.0 billion of such debt securities, the Amendment and Waiver requires ICE, within five business days following the issuance of such debt securities, to prepay all of the Private Notes at 100% of the principal amount thereof, together with interest accrued thereon to the date of prepayment, plus an applicable make whole amount.

Credit Facilities

On September 27, 2013, ICE also reached an agreement to amend the terms of its aggregate $2.6 billion senior unsecured credit facilities (the “Credit Facilities”) and its $600.0 million 364 day senior unsecured revolving credit facility (the “364 Day Credit Facility”).  These amendments make various changes in preparation for the consummation of the Merger, including, effective upon the consummation of the Merger, to add ICE Group and NYX Merger Sub as guarantors of the Credit Facilities and the 364 Day Credit Facility and to elevate reporting and financial covenants to ICE Group and its consolidated subsidiaries. Some of the changes to the Credit Facilities and the 364 Day Credit Facility became effective upon signing, prior to the consummation of the Merger.  In addition to these amendments, the lenders under the Credit Facilities and the 364 Day Credit Facility also agreed to waive certain rights under the Credit Facilities and the 364 Day Credit Facility consistent with those waived by the holders of the Private Notes in connection with the issuance of debt securities by ICE or a subsidiary of ICE prior to the consummation of the Merger.

The preceding descriptions of the amendments to the Note Purchase Agreement, Credit Facility and 364 Day Credit Facility are not a complete description of the terms of these documents, and are qualified in their entirety by reference to the text of the amendments, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, hereto and incorporated herein by reference.

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Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1
First Amendment and Waiver Agreement to Note Purchase Agreement dated as of September 27, 2013 among IntercontinentalExchange, Inc., IntercontinentalExchange Group, Inc., and the holders of outstanding notes set forth in the signature pages thereto.

10.2
First Amendment and Waiver Agreement to Credit Agreement dated as of September 27, 2013 among IntercontinentalExchange, Inc., ICE Europe Parent Limited, IntercontinentalExchange Group, Inc., and Wells Fargo Bank, National Association, for a senior unsecured five-year term loan facility in the aggregate principal amount of $500 million and five-year revolving credit facility in the aggregate principal amount of $2.1 billion.

10.3
First Amendment and Waiver Agreement to Credit Agreement dated as of September 27, 2013 among IntercontinentalExchange, Inc., IntercontinentalExchange Group, Inc., Wells Fargo Bank, National Association, Bank of America N.A. and the lenders set forth in the signature pages, for a 364-day revolving senior unsecured credit facility in the aggregate principal amount of $600 million.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

INTERCONTINENTALEXCHANGE, INC.

Date: October 1, 2013	By:	/s/ Scott A. Hill
Scott A. Hill
Senior Vice President, Chief Financial Officer

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